Exhibit 10.f
                                         , 2007
Name and Address
of Employee
     Re: Amendment to Change in Control Agreement
     Dear                     :
Reference is made to Change in Control Agreement dated [INSERT DATE] (“Agreement”) between you and Polaris Industries Inc., a Minnesota corporation (“Polaris”). For purposes of causing your Agreement to be exempt from the requirements of Section 409A of the Internal Revenue Code, your Agreement is hereby amended as follows:
1.	Paragraph 1(c) of the Agreement is hereby amended and restated in its entirety as follows:
(c) Good Reason. “Good Reason” means (i) the assignment to Employee of any duties inconsistent in any material respect with Employee’s position or any material reduction in the scope of the Employee’s authority and responsibility; (ii) there is a material reduction in Employee’s base compensation; (iii) a material change in the geographic location of your principal place of employment; or (iv) the Company otherwise fails to perform any of its material obligations to Employee. You must give the Company notice of the existence of Good Reason during the 90-day period beginning on the date of the initial existence of Good Reason. If the Company remedies the condition giving rise to Good Reason within 30 days thereafter, Good Reason shall not exist and you will not be entitled to terminate employment for Good Reason.
Please sign and return a copy of this letter indicating that you agree to the terms of this amendment to your Agreement.

Very truly yours, POLARIS INDUSTRIES INC.
By:

Title:

AGREED TO AND ACKNOWLEDGED:
Print Name:
Signature:
Date: